Exhibit 5

Reed Smith LLP

Reed Smith Centre

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Pittsburgh, PA 15222-2716

+1 412 288 3131

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reedsmith.com

October 8, 2013

Draft Subject to Review by the Opinion Committee

United States Commodity Funds Trust I

c/o United States Commodity Funds LLC

1320 Harbor Bay Parkway, Suite 145

Alameda, CA 94502

Re:	Direxion Shares ETF Trust II; Registration Statement on Form S-1 (File No. 333-168227)

Ladies and Gentlemen:

We have acted as counsel to Direxion Shares ETF Trust II, a Delaware statutory trust organized in series (the “Trust”) and its Sponsor, Direxion Asset Management LLC (the “Sponsor”), in connection with the registration statement filed on Form S-1, as amended (File No. 333-168227) filed by the Trust with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the common units of beneficial interests (the “Units”) in the series of the Trust designated as (i) Direxion Daily Gold Bear 1X Shares, (ii) Direxion Daily Gold Bull 3X Shares, (iii) Direxion Daily Gold Bear 3X Shares, (iv) Direxion Daily Silver Bear 1X Shares, (v) Direxion Daily Silver Bull 3X Shares, (vi) Direxion Daily Silver Bear 3X Shares, (vii) Direxion Daily Japanese Yen Bull 3X Shares, (viii) Direxion Daily Japanese Yen Bear 3X Shares, (ix) Direxion Daily Dollar Bull 3X Shares, (x) Direxion Daily Dollar Bear 3X Shares, (xi) Direxion Daily Euro Bull 3X Shares and (xii) Direxion Daily Euro Bear 3X Shares. This opinion is being delivered to you at your request. The registration statement described in this paragraph is referred to herein as the “Registration Statement.”

As counsel to the Trust and the Sponsor, we have participated in the preparation of the Registration Statement and have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers acting on behalf of the Trust or the Sponsor as authentic copies of originals, of:

(i)         the Certificate of Trust of the Trust, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 12, 2010, and certified by the Secretary of State on July 12, 2010 (the “Certificate of Trust”);

(ii)         the Trust Agreement of the Trust, entered into as of June 12, 2010, between the Sponsor, and Wilmington Trust Company, a Delaware banking corporation, as trustee of the Trust (the “Trust Agreement”);

(iii)        the Certificate of Formation of the Sponsor, as filed with the Secretary of State on June 29, 2010, and certified by the Secretary of State on June 29, 2010;

NEW YORK ¿ LONDON ¿ HONG KONG ¿ CHICAGO ¿ WASHINGTON, D.C. ¿ BEIJING ¿ PARIS ¿ LOS ANGELES ¿ SAN FRANCISCO ¿ PHILADELPHIA ¿ SHANGHAI ¿ PITTSBURGH ¿ HOUSTON SINGAPORE ¿ MUNICH ¿ ABU DHABI ¿ PRINCETON ¿ NORTHERN VIRGINIA ¿ WILMINGTON ¿ SILICON VALLEY ¿ DUBAI ¿ CENTURY CITY ¿ RICHMOND ¿ GREECE ¿ KAZAKHSTAN

United States Commodity Funds Trust I October 8, 2013 Page 2

(iv)         the Limited Liability Company Agreement of the Sponsor, dated as of December 1, 2011;

(v)          instrument establishing the series of the Trust designated as (i) Direxion Daily Gold Bear 1X Shares and (ii) Direxion Daily Silver Bear 1X Shares;

(vi)         resolutions of the board of directors of the Sponsor acting on behalf of the Trust relating to the authorization, issuance, offer and sale of the Units pursuant to the Registration Statement;

(vii)         a form of Participant Agreement entered into by the Trust, the Sponsor and each Authorized Participant filed as an exhibit to the Registration Statement;

(viii)         a Certificate of Good Standing for the Trust, dated March 6, 2013, obtained from the Secretary of State; and

(ix)           a Certificate of Good Standing for the Sponsor, dated March 6, 2013, obtained from the Secretary of State.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Trust and the Sponsor.

We have relied with your approval upon certificates of public officials and, as to certain factual matters, upon certificates and/or representations of officers and employees of the Trust and the Sponsor.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinbelow, it is our opinion that issuance of the Units has been duly authorized, and when the Units have been delivered to, and the agreed consideration has been fully paid at the time of such delivery by, the purchasers thereof, and the Registration Statement has become effective under the Act and remains effective at the time of the offer or sale of the Units, the Units will be validly issued, fully paid and non-assessable.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A.         The opinions expressed in this letter are limited to the Limited Liability Company Act and the Statutory Trust Act of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws. We express no opinion with respect to any other laws of the State of Delaware or the laws of any other jurisdiction.

B.         We express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Units.

United States Commodity Funds Trust I October 8, 2013 Page 3

We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed with the SEC. We also hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statements. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations thereunder.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP

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